Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated October 21, 2015 and April 12, 2016, relating to the combined financial statements of PRN Group, included in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-217256) and related Prospectus of Cision, Ltd. for the registration of 22,500,000 shares of its ordinary shares issuable upon the exercise of its warrants to acquire ordinary shares.

/s/ Ernst & Young LLP

Iselin, NJ

April 30, 2018